Exhibit 99.2

Molson Coors Brewing Company Announces Prices Senior Notes Private Placement

DENVER, Colorado and MONTREAL, Quebec, September 16, 2005 — Molson Coors Brewing Company (NYSE; TAP; TSX) today announced that one of its indirect wholly-owned subsidiaries, Molson Coors Capital Finance ULC, has priced its previously announced senior notes private placement. The notes will consist of two tranches: Cdn.$900 million in aggregate principal amount of 5.0% notes due 2015 and U.S.$300 million in aggregate principal amount of 4.85% Notes due 2010. The transaction is expected to close on September 22, 2005. The closing of the offering is subject to customary closing conditions and there can be no assurances that the transaction will be consummated. The notes, when issued, will be guaranteed by Molson Coors Brewing Company, Coors Brewing Company and certain other United States subsidiaries of Molson Coors Brewing Company.

The net proceeds from the private placement are expected to be used to repay borrowings under a credit facility in which Molson Coors Brewing Company, Coors Brewing Company and Molson Coors Capital Finance ULC are borrowers. There is approximately U.S.$1 billion in borrowings outstanding under the credit facility.

The Canadian dollar denominated notes will be sold in Canada to Canadian accredited investors in compliance with Regulation S under the U.S. Securities Act of 1933, as amended, and the U.S. dollar denominated notes will be sold in the United States only to qualified institutional buyers in reliance on Rule 144A. The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The private placement is expected to be consummated in September 2005, subject to market and other customary conditions. There can be no assurances that the private placement will be consummated.

Molson Coors Brewing Company is the fifth largest brewer in the world. It sells its products in North America, Europe, Latin America and Asia. Molson Coors is the leading brewer in Canada, the second largest in the U.K, and the third largest brewer in the U.S. The company’s brands include Coors Light, Molson Canadian, Molson Dry, Carling, Kaiser, Coors, and Zima XXX. For more information on Molson Coors, visit the company’s website, www.molsoncoors.com.

Contacts:

For Molson Inc.:  For Coors:

Media

Sylvia Morin

514-590-6345  Investors

Dave Dunnewald

303-279-6565

Kevin Caulfield

303-277-6894